EXHIBIT 99.1

Claire’s Stores, Inc. Reports June Same Store Sales Increase Four Percent

Reconfirms Projections For Same Store Sales Growth In Second Quarter

PEMBROKE PINES, FL., July 10, 2003. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the five weeks ended July 5, 2003 increased four percent. Total sales during that five-week period increased eleven percent to $101,072,000 compared with $91,068,000 for the same period last year.

Same store sales by brand for June were as follows:

— Claire’s North America: positive mid single digits

— Claire’s Europe: even

— Icing by Claire’s (Afterthoughts): positive low single digits

E. Bonnie Schaefer, acting Co-Chairman and CEO of Claire’s Stores, Inc. said, “On the international front, June turned out to be a month of major swings in weekly performance. As we previously reported, the early part of the month was particularly difficult in Europe where the weak economy continued to impact sales and strikes throughout France had a negative effect on our business in that country. The last half of the month however saw a significant upturn in our U.K. business as good weather and higher traffic drove sales. In France, strikes wound down, enabling business to return to a more normal pattern. Together, these events enabled us to finish even in Europe in contrast to the negative results we anticipated earlier.”

Marla Schaefer, acting Co-Chairman and CEO of Claire’s Stores, Inc. said, “On the domestic front, Claire’s North America performed in line with our expectations. We are continuing to refine the Icing concept and have instituted new initiatives to better address that core customer. We expect those changes to be reflected in our September sales. We believe we are on track to meet the five to six percent increase in consolidated same store sales projected for the second quarter. We are planning a four percent increase in consolidated same store sales for July. Based on performance to date and our internal projections for the balance of the month, we believe we will meet that target.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE
February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
Year to Date	$418,905	$369,376	13%	7%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s Accessories (North America and Europe) and Icing by Claire’s. As of June 30, 2003, Claire’s Stores, Inc.

operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contacts:	Ira Kaplan, Senior Vice President and CFO (954) 433-3900 Fax: (954) 433-3999 ira.kaplan@claires.com